Exhibit 99.1

Monday May 14, 1:00 PM Pacific Time

Press Release

SOURCE: GameTech International, Inc.

Summit Gaming’s New Product Line Results In Its Largest Single-Day Sales In The State of Louisiana

RENO, Nev., May 14 - GameTech International, Inc. announced its video gaming manufacturing division Summit Gaming, along with its distributor, Advanced Gaming Distributors, unveiled Summit Gaming’s much anticipated MegaPlex series of video poker machines at their annual Open House in Baton Rouge on May 3rd, 2007 to resounding approval.

The unveiling garnered overwhelming responses from invited guests as they had the chance to play the new machines and experience first-hand what Louisiana’s future of video poker is certainly going to look like.

In the limited time the new product line was introduced at the Open House, dozens of owners and operators couldn’t wait to stake their commitments to this new and exciting product line. So much so that it resulted in the Summit Gaming Division’s largest single-day sales of video poker machines in the state of Louisiana!

“People’s reaction to our new game was absolutely phenomenal,” stated Summit Gaming division president, Tim Carson. “I am confident that we have delivered what so many people have been asking for and cannot wait to continue to bring great products like this to the Louisiana market.”

Unsurpassed quality, state-of-the-art technology and player appeal, the MegaPlex series of video poker machines from Summit Gaming has certainly set the benchmark for what great video poker is all about in the state of Louisiana.

In conjunction with the introduction of the MegaPlex series of video poker machines, the open house in Baton Rouge resulted in overall sales orders of Summit Gaming video poker machines in excess of 400 units.

GameTech International, Inc. is in the business of designing, manufacturing, and marketing computerized bingo and gaming equipment, systems, and services. Under the GameTech® brand the company provides electronic bingo systems and equipment. Under the Summit Gaming™ brand the company provides video lottery terminals and slot machine gaming devices. The company also provides other gaming related equipment and services. GameTech International, Inc. is an innovator in advanced wireless gaming applications and devices as well as software and content for traditional slot machine games. GameTech International, Inc. serves customers in 41 U.S. States, Canada, Japan, Mexico, Norway, Philippines, and the United Kingdom, and Mexico. The company was incorporated in 1994 and is headquartered in Reno, Nevada.

Exhibit 99.1

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and GameTech International, Inc. intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include our potential expansion of business internationally, our positioning for profitable growth, new product and product feature developments, the success of the strategic opportunities and initiatives, and expectations of the profitability, and growth and income expectations for the current fiscal year. GameTech cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include those disclosed in documents filed by the Company with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K.